UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       January 30, 2013

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-16497	13-2595932
(Commission File Number)	(I.R.S. Employer Identification No.)

650 From Road, Suite 375 Paramus, NJ	07652-3556
(Address of principal executive offices)	(Zip Code)

(201) 267-8000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Effective January 30, 2013, Movado Group, Inc. (the "Company") and Swico Limited, an English company (“Swico”), voluntarily terminated the joint venture agreement they had entered into on May 11, 2007 (the "JV Agreement") relating to MGS Distribution Limited, an English company (“MGS”) . Under the JV Agreement, the Company and Swico owned 51% and 49%, respectively, of the issued and outstanding shares of MGS which was formed to distribute the Company’s licensed watch brands in the United Kingdom. The terms of the JV Agreement included provisions for the governance of MGS as well as financial  performance measures which, if not attained,  gave either party the right to terminate the JV Agreement after the fifth (5th) and the tenth (10th) year  (January 31, 2012 and January 31, 2017); restrictions on the transfer of shares in MGS; and a buy out right whereby the Company could purchase all of Swico's shares in MGS as of July 1, 2017 and every 5th anniversary thereafter at a pre-determined price. There were no early termination penalties in connection with the termination of the JV Agreement.

The mutual agreement to terminate the JV Agreement was the result of the Company acquiring additional shares in MGS from Swico, thereby increasing its ownership interest in MGS to 90%. Henceforth the Company will manage MGS as a wholly owned subsidiary, with Swico continuing to provide logistical support and after-sale service for the brands distributed by MGS in the U.K. which, in addition to the Company’s licensed brands, will now also include Movado and Ebel watches.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1
Press Release issued February 4, 2013 announcing the Company’s acquisition of a 90% interest in MGS Distribution Limited and termination of the Joint Venture Agreement with Swico Limited entered into on May 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 4, 2013
MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Name: Timothy F. Michno Title: General Counsel